CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 10, 2014 relating to the financial statements, which appears in Pruco Life Insurance Company’s Annual Report on Form 10-K for the year ended December 31, 2013. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

August 27, 2014